Exhibit 99.1

News Release

Contact: Ligia Braun
+1 212 635 8588
ligia.braun@bnymellon.com

BNY Mellon Elects Two New Directors

Linda Z. Cook, Managing Director of EIG Global Energy Partners and CEO of Harbour Energy, Ltd.

Jennifer B. Morgan, President of SAP North America

NEW YORK, December 2, 2016 — BNY Mellon, a global leader in investment management and investment services, announced today that its Board of Directors has elected Linda Z. Cook and Jennifer B. Morgan as independent directors, effective December 1, 2016. With the addition of Cook and Morgan, BNY Mellon’s Board will have 14 directors, 13 of whom are independent. Cook and Morgan will also be included in BNY Mellon’s slate of nominees for election to the Board at the 2017 Annual Meeting of Shareholders.

“We are delighted to welcome Linda and Jennifer to our Board,” said BNY Mellon Chairman and Chief Executive Officer Gerald L. Hassell. “BNY Mellon recognizes the importance of having an appropriate balance of experience and fresh perspectives on its Board of Directors. The addition of these two new talented directors with diverse experiences and backgrounds is a demonstration of our commitment to this balance and continued strong corporate governance.”

“Linda’s distinguished international career as a senior executive in the energy industry and Jennifer’s leadership and client experience in the technology industry will provide BNY Mellon with valuable insights for its global businesses.”

Linda Z. Cook

Cook will join the Corporate Governance and Nominating and Risk Committees of BNY Mellon’s Board of Directors.

Cook, 58, is a Managing Director and member of the Executive Committee of EIG Global Energy Partners, an investment firm focused on the global energy industry, and CEO of Harbour Energy, Ltd., an energy investment vehicle. Cook joined EIG in 2014, after spending over 29 years with Royal Dutch Shell at various companies in the U.S., the Netherlands, the United Kingdom and Canada. At her retirement from Royal Dutch Shell, Cook was a member of the Executive Committee in the Netherlands headquarters and a member of the Board of Directors. Her primary executive responsibility was Shell’s global upstream Natural Gas business in addition to oversight for Shell’s global trading business, Shell Renewable Energy, and Shell’s Downstream R&D and Major Projects organizations. Cook previously was CEO of Shell Canada Limited, CEO of Shell Gas & Power and Executive VP of Finance, Strategy and HR for Shell’s global Exploration and Production businesses.

Cook has previously served on the Boards of Directors of KBR, Inc., The Boeing Company, Marathon Oil Corporation, Cargill Inc., Royal Dutch Shell plc, Royal Dutch Shell Petroleum Co. NV and Shell Canada Limited. Cook is also a member of the National Petroleum Council, an advisory committee to the U.S. Secretary of Energy, and the Society of Petroleum Engineers and a Trustee of the University of Kansas Endowment Association.

Jennifer B. Morgan

Morgan will join the Audit and Technology Committees of BNY Mellon’s Board of Directors.

Morgan, 45, has served as President of SAP North America since 2014, where she is responsible for the company’s strategy, revenue and customer success in the U.S. and Canada. Since being named President, she has led SAP’s rapid shift to the cloud in North America while helping customers achieve growth in the digital economy. Morgan served in a number of leadership roles for SAP since joining the company in 2004, including as head of SAP North America’s public sector organization and president of its Regulated Industries business unit. In these roles, Morgan was a recognized thought-leader on government and public sector technology innovation, represented SAP to the U.S. Government and testified before Congress on technology and acquisition issues. Earlier in her career, Morgan served in various management roles at Siebel Systems and Accenture.

Morgan is an executive advisory board member of James Madison University College of Business and a board member of the National Academy Foundation, an educational non-profit organization bringing education, business, and community leaders together to transform the high school experience, and GENYOUth, an organization dedicated to improving the health and wellness of the next generation of young leaders.

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of Sept. 30, 2016, BNY Mellon had $30.5 trillion in assets under custody and/or administration, and $1.7 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

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